Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued out report dated June 25, 2020, with respect to the financial statements and supplemental information included in the Annual Report of Tenneco 401(k) Retirement Savings Plan on Form 11-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statement of Tenneco Inc. on Form S-8 (File No. 333-230532).

/s/ GRANT THORNTON LLP

Chicago, Illinois

June 25, 2020